UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2015

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor Newton, MA	02459
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Revisions to Director Compensation Policy

On March 12, 2015, the Board of Directors (the “Board”) of Karyopharm Therapeutics Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”), revised elements of its director compensation policy (the “Policy”) with respect to non-employee directors who serve on the Board. Such revisions to the Policy shall be effective immediately following the Company’s next annual meeting of stockholders.

Following the effectiveness of the revisions to the Policy, each non-employee director will receive an annual fee of $35,000 relating to such director’s service on the Board. The independent chairman of the Board, if any, or the lead independent director of the Board, if any, will receive an additional annual fee of $35,000. A non-employee director will also receive an annual fee of $7,500 for serving on the Audit Committee of the Board (the “Audit Committee”), $5,000 for serving on the Compensation Committee of the Board (the “Compensation Committee”) and $5,000 for serving on the Governance Committee, as applicable. The chair of the Audit Committee will receive an additional annual fee of $15,000, the chair of the Compensation Committee will receive an additional annual fee of $15,000 and the chair of the Governance Committee will receive an additional annual fee of $10,000. All other elements of the Policy will remain unchanged.

Election of Dr. Mikael Dolsten

On March 31, 2015, the Board, upon the recommendation of the Governance Committee, elected Dr. Mikael Dolsten as a director to fill a vacancy on the Board. Dr. Dolsten has been designated as a class III director to serve in accordance with the Company’s By-Laws for a term that will expire at the Company’s 2016 annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier death, removal or resignation.

Dr. Dolsten has served as the President of Worldwide Research and Development of Pfizer Inc., a biopharmaceutical company, since December 2010. Dr. Dolsten previously served as President of Worldwide Research and Development and Senior Vice President of Pfizer Inc. from May 2010 until December 2010 and President of Pfizer BioTherapeutics Research & Development Group and Senior Vice President of Pfizer Inc. from October 2009 until May 2010. From June 2008 to October 2009, Dr. Dolsten served as Senior Vice President of Wyeth, a biopharmaceutical company that was acquired by Pfizer Inc. in October 2009, and President, Wyeth Research from June 2008 to October 2009. Prior to joining Wyeth, Dr. Dolsten was a Private Equity Partner at Orbimed Advisors, LLC and Executive Vice President, Head of Pharma Research at Boehringer Ingelheim, a pharmaceutical company. Dr. Dolsten also previously held research leadership positions at AstraZeneca, Pharmacia and Upjohn.

The Company believes Dr. Dolsten’s qualifications to serve on the Board include his years of leadership experience with pharmaceutical research and development teams at large public companies and his involvement in advancing more than fifteen drugs to registration and approval phases, many of which are used in large numbers of patients worldwide.

There are currently no arrangements or understandings between Dr. Dolsten and any other person pursuant to which Dr. Dolsten was selected as a director. There are currently no transactions in which Dr. Dolsten has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Dr. Dolsten will receive cash compensation in accordance with the Policy, including, when effective, the revisions to the Policy described above, as well as reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof.

In addition, in accordance with the Policy, the Board granted Dr. Dolsten an option to purchase 20,000 shares of the Company’s common stock on March 31, 2015. The option has an exercise price equal to $30.61 the closing price of the Company’s common stock on the date of grant, and vests as to one-third of the shares on the first anniversary of the date of grant, with the remainder vesting in equal increments over 24 additional months.

In addition, the Company has entered into an indemnification agreement with Dr. Dolsten. The indemnification agreement requires the Company, to the full extent permitted by law, to indemnify Dr. Dolsten, and advance expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him, in actions or proceedings arising out of his service as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: April 1, 2015	By:	/s/ Christopher B. Primiano

Christopher B. Primiano
Vice President, Corporate Development,
General Counsel and Secretary